Exhibit 99.5

2004-8

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON TO SELL $200 MILLION OF CONVERTIBLE SECURITIES

HOUSTON (May 4, 2004) — Cooper Cameron Corporation plans to offer $200 million of convertible debentures due 2024. The offering will be made by means of a private placement pursuant to Rule 144A under the Securities Act of 1933. The initial purchasers will have the option to purchase within 30 days from the date of issuance up to an additional $20 million principal amount of the debentures.

     The debentures will be convertible into shares of Cooper Cameron Corporation common stock under certain circumstances at a price to be determined during the marketing period. Cooper Cameron plans to use the net proceeds from this offering: i) to purchase any of our outstanding 1.75% Convertible Senior Debentures that are tendered to us in a previously announced tender offer, ii) to purchase up to $50 million of outstanding shares of our common stock concurrently with the sale of the debentures and iii) for general corporate purposes.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The debentures are to be offered or sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The debentures to be offered have not been registered under the Securities Act.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com